UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	THL Credit Senior Loan 2024 Term Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

100 Wall Street, 11th Floor
New York, NY 10005

Telephone Number:	(212) 701-4500

Name and Address of Agent for Service of Process:

Steven A. Baffico
100 Wall Street, 11th Floor
New York, NY 10005

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES ☒    NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 24th day of February, 2017.

THL Credit Senior Loan 2024 Term Fund

	By:	/s/ Steven A. Baffico
Steven A. Baffico
President and Principal Executive Officer

Attest:

/s/ Jennifer Wilson
Jennifer Wilson
Principal Financial Officer